EXHIBIT 99.1

Gladstone Capital Announces Expanded Credit Facility

MCLEAN, Va., March 16, 2010 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq:GLAD) (the "Company") announced that on March 15, 2010, through its wholly-owned subsidiary, Gladstone Business Loan, LLC, it entered into a fourth amended and restated credit agreement providing for a $127 million revolving line of credit arranged by Key Equipment Finance Inc. as administrative agent, (the "Credit Facility"). Branch Banking and Trust Company ("BB&T") and ING Capital LLC ("ING") also joined the Credit Facility as committed lenders.  Subject to certain terms and conditions, the Credit Facility may be expanded up to $202 million through the addition of other committed lenders to the facility. The Credit Facility matures in two years on March 15, 2012, and if the facility is not renewed or extended by this date, all principal and interest will be due and payable on March 15, 2013.  Advances under the Credit Facility will generally bear interest at the 30-day LIBOR (subject to a minimum rate of 2%), plus 4.5% per annum, with a commitment fee of 0.5% per annum on undrawn amounts.

"This new line of credit will let us become a more active investor in the market and is the first step in growing our assets," said Chip Stelljes, President and Chief Investment Officer. "We are thankful that our lenders improved the terms in this line renewal, and we welcome ING Capital as a committed lender. We continue to concentrate on raising long term capital to further grow our assets."

Gladstone Capital Corporation is a specialty finance company that invests in debt securities, consisting primarily of senior notes, senior subordinated notes and junior subordinated notes, of small and medium sized private businesses.   For more information please visit our website at GladstoneCapital.com.

For further information, contact Investor Relations at 703-287-5839.

Forward-Looking Statements

The statements in this press release regarding the expansion of the credit facility through the addition of other committed lenders are forward-looking statements that involve a number of known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the ability of the Company to identify other committed lenders who will agree to join the Credit Facility under its current terms and obtain the consent of the existing committed lenders to the addition of any new lenders to the Credit Facility, and expectations regarding the growth of the Company's assets.  Additional factors that could cause actual results to differ materially from those stated or implied by the Company's forward-looking statements are disclosed in its other filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

CONTACT: Gladstone Capital Corporation
         Investor Relations
         703-287-5839